Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

FOR IMMEDIATE RELEASE

May 10, 2013

Norfolk Southern names six to senior management positions

NORFOLK, VA. – Wick Moorman, chairman and CEO of Norfolk Southern Corporation, today announced the appointment of James A. Squires as president, effective June 1. Squires currently is executive vice president administration. In his new role, he will be responsible for the corporation’s administration, finance, law and corporate relations, and planning and information technology divisions.

“Jim is a forward-thinking railroader and a well-tested leader,” Moorman said. “As president, he will ensure that Norfolk Southern stays at the forefront of strategic planning, innovation, and financial performance.”

Also effective June 1:

Cindy C. Earhart, currently vice president human resources, will become executive vice president administration. “Norfolk Southern’s work force is well trained, customer focused, and above all safe. With Cindy in the lead administration role, our customers and owners will continue to enjoy the benefits of that competitive advantage,” Moorman said.

Juan K. Cunningham, currently assistant vice president executive, will become vice president human resources.

Effective July 1:

Daniel D. Smith, senior vice president energy and properties, has elected to retire after 37 years with the company. “As an acknowledged expert in the energy sector, and a strong proponent of coal as an energy source, Danny is going to be keenly missed,” Moorman said. “We are losing a true champion.”

David T. Lawson, currently vice president industrial products, will become vice president coal marketing.

Michael R. McClellan, currently vice president intermodal and automotive marketing, will become vice president industrial products.

Jeffrey S. Heller, currently group vice president international intermodal, will become vice president intermodal and automotive marketing.

Squires joined Norfolk Southern in 1992 and served in several law positions before being named vice president law in 2003, senior vice president law in 2004, senior vice president financial planning in 2006, executive vice president finance in 2007, and executive vice president administration in 2012. He holds degrees from Amherst College and the University of Chicago.

Earhart joined Norfolk Southern in 1985 as supervisor subsidiary accounting. She served in key accounting and information technology positions before being named vice president human resources in 2007. Earhart earned her degree from the University of Missouri.

Cunningham joined Norfolk Southern in 1973 as a management trainee in engineering. He served in positions of increasing responsibility in human resources before being named assistant vice president human resources in 2010 and to his most recent position in 2012. He earned his degree from Grambling State.

Smith was named to his current position in 2003, where he was responsible for coal marketing, real estate, and Norfolk Southern’s Pocahontas Land Corporation subsidiary. He started his railroad career in 1976 as a mine inspector and is a registered professional engineer with degrees from Virginia Tech and Bluefield College.

Lawson joined Norfolk Southern in 1988 as a sales representative and served in various capacities in the automotive supply chain group and as president of Modalgistics before becoming vice president industrial products. He holds degrees from Louisiana State University and Wayne State University.

McClellan joined Conrail’s general marketing and sales organization in 1985. In 1998, he was named assistant vice president performance planning for Norfolk Southern and became vice president intermodal and automotive marketing in 2000. He holds degrees from the University of Cincinnati and the University of Virginia.

After serving in various sales and marketing positions with container shipping and intermodal firms in the U.S. and abroad, Heller joined Norfolk Southern’s intermodal department in 1994 as a marketing manager and has served as group vice president international intermodal since 2004. He earned his degree from Syracuse University.

All six senior management appointees are headquartered in Norfolk.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)